Exhibit 99.1

Vulcan Announces Third Quarter Results

Effective cost management and solid cash generation despite weak demand

BIRMINGHAM, Ala.--(BUSINESS WIRE)--November 5, 2008--Vulcan Materials Company (NYSE:VMC) announced results today for the third quarter and nine months ended September 30, 2008.

Third Quarter Highlights and Comparisons with the Prior Year

  Net sales were $959 million, an increase of 13 percent.
  Aggregates shipments declined 13 percent.
  The average selling price for aggregates increased approximately 6 percent with a less favorable regional and product mix somewhat reducing the effect of even greater price increases in many markets.
  Increases in energy-related costs reduced earnings approximately $0.38 per diluted share.
  Excluding energy-related costs, unit variable production costs for legacy Vulcan aggregates operations were slightly lower than the prior year.
  Cash fixed costs for legacy Vulcan aggregates operations declined 10 percent.
  Asphalt earnings were off sharply due primarily to a 106 percent increase in the cost to purchase liquid asphalt.
  Selling, administrative and general expenses for legacy Vulcan operations declined 11 percent.
  EBITDA was $223 million versus $279 million in the prior year.
  Net earnings per diluted share were $0.53 compared with $1.38 per diluted share.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “In a period of financial and economic turmoil that is unprecedented in its nature if not its severity, we continued to achieve solid results in key areas of the business that further position us for an outstanding future when the economic recovery begins. The external factors affecting our industry are well known: turmoil in the financial markets severely constraining the availability of credit and weakening construction activity that was already soft; costs for petroleum-based products such as diesel fuel and liquid asphalt soaring to record levels thus burdening production costs for our products; and hurricanes and severe rains affecting construction activity in the Central Gulf Coast, Texas, Florida, the upper Midwest and the Mid-Atlantic. Texas and the Central Gulf Coast have previously been experiencing strong demand due to large industrial projects.

“We are addressing these challenges by aggressively managing costs and by pricing our products to reflect their great value in the attractive markets we serve. We are highly focused on preserving our profitability during this period of weak demand while improving our earnings leverage. We continued during the third quarter to reduce operating hours, streamline our work force, decrease operating costs and improve production efficiencies in the face of a sharp decline in demand for our products. Because of these actions, the cash earnings generated on each ton of aggregates sold are higher this year than in the prior year’s third quarter or year-to-date and are more than 40 percent higher than at the peak of demand in 2005.”

Operating Results Commentary

According to Mr. James, “Our employees continue to respond effectively to further weakness in demand for our products. Employee initiatives in the third quarter lessened the earnings impact of lower volumes and the effects of steep increases in energy-related costs. With respect to aggregates pricing, which increased 6 percent from the prior year’s third quarter, many Vulcan-served markets realized double-digit growth in average unit prices, even in the face of continued declines in shipments in most Vulcan-served markets compared with the third quarter of 2007.

“While periods of weak demand are challenging for any industry, production levels in our aggregates business can be adjusted efficiently to meet changes in demand. During the third quarter, we continued to rationalize production and reduce operating hours in response to weaker demand. As a result, production tons per work-hour improved versus the prior year. Excluding energy-related costs, variable production cost per ton in Vulcan’s legacy aggregates operations decreased slightly from the prior year’s third quarter. The unit price for diesel fuel increased 51 percent from the prior year’s third quarter, reducing net earnings approximately $0.08 per diluted share.”

Asphalt earnings in the third quarter were adversely affected by higher costs for liquid asphalt along with lower sales volume. The average selling price for asphalt mix increased 18 percent from the prior year’s third quarter, but was offset by a 106 percent increase in the unit cost for purchased liquid asphalt. The increase in the unit cost for liquid asphalt reduced net earnings by approximately $0.25 per diluted share. Concrete earnings increased slightly from the prior year’s third quarter with the addition of the Florida Rock’s concrete operations.

Cement earnings reflect the inclusion of Florida Rock’s cement operations for the current year. On a sequential basis, third quarter cement earnings were lower than the second quarter’s level due to higher energy costs and the earnings effect of two production outages as a result of lower demand.

Selling, administrative and general expenses (SAG) in the third quarter increased $10 million from the prior year’s third quarter due to the Florida Rock acquisition. Excluding the Florida Rock acquisition, SAG expenses in legacy Vulcan operations declined 11 percent from the prior year’s third quarter.

Interest expense increased $38 million from the prior year’s third quarter due primarily to debt incurred for the acquisition of Florida Rock.

All results are unaudited.

Outlook Highlights and Commentary

  Tighter lending standards in the credit markets and higher costs for energy-related construction inputs are continuing to hamper construction activity.
  Leading indicators such as contract awards for construction spending in non-housing related end markets are continuing to slow.
  Full year aggregates pricing is expected to increase 7 percent from the prior year.
  Full year aggregates shipments are expected to decline 9 to 10 percent from the prior year.
  Diesel fuel and liquid asphalt prices have been declining since the end of the third quarter.
  Sharp focus on cash generation and maximizing liquidity will continue.
  Full year earnings of $2.25 to $2.45 per diluted share are projected with another good year of cash flow generation despite challenging market conditions.

Commenting on the Company’s outlook for the remainder of 2008, Mr. James stated, “The lack of liquidity in the credit markets and the volatility in the financial markets have weakened construction demand and created a great deal of uncertainty in projecting demand for our products. Residential construction has continued to weaken, although from a lower base, with a prolonged downturn now appearing likely. Leading indicators such as contract awards weakened in the third quarter and point towards reduced nonresidential and highway construction activity in the fourth quarter and into 2009. In some Vulcan-served markets, large industrial projects are, to some extent, mitigating the effects of slowing demand from commercial and office construction.

“We will continue to operate the business consistent with the reduced levels of demand with an emphasis on cost control and productivity improvement. In the fourth quarter, we expect higher selling prices for our products to help offset the earnings effects of lower volumes. The average price paid for diesel fuel declined every month in the third quarter on a sequential basis and we expect prices to decline further in the fourth quarter. Additionally, asphalt earnings should benefit from lower prices paid for liquid asphalt in the fourth quarter. The average selling price for asphalt mix should increase from the third quarter to the fourth quarter as lower-priced sales orders in the backlog are replaced with more recent higher-priced orders.

“For the current year, we now expect full year earnings from continuing operations of $2.25 to $2.45 per diluted share, including $0.34 recorded in the second quarter from the sale of quarry sites related to the acquisition of Florida Rock.

“We expect to reduce total debt by $150 million during the fourth quarter. The $150 million reduction in debt will be achieved through the use of approximately $100 million of cash that was on the balance sheet as of September 30 and through operating cash flows in the fourth quarter. Debt reduction and achieving target debt ratios remain a priority use of cash flows. We have taken a hard look at capital spending and have identified strategic projects where spending can be deferred until demand begins to recover. As a result, we now expect capital spending for 2008 to be approximately $425 million, down from prior guidance of approximately $450 million and capital spending in 2009 to be approximately $200 million.

“Looking ahead, we believe that federal government initiatives to stabilize and stimulate the U.S. economy should begin to have some positive impact. The U.S. Congress, strongly encouraged by many state and local governments and other important stakeholders, is now evaluating a new economic stimulus package that includes increased spending for highways and infrastructure. The benefits of economic stimulus packages that include infrastructure funding are two-fold: in the short-term they create jobs and help sustain our economy and in the long-term they enhance our nation’s economic productivity by improving our aging infrastructure and reducing congestion. Key Vulcan-served states such as California have begun to address aging infrastructure with increased construction spending. We are optimistic that other key states, such as Florida, where the governor has recently announced an initiative to accelerate the start dates on $1.4 billion in road construction, will also recognize the many economic benefits of such programs.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on November 6, 2008. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.713.4218 approximately 10 minutes before the scheduled start. International participants can dial 617.213.4870. The access code is 52175866. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through November 13, 2008.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; the possibility that business may suffer because management’s attention is diverted to integration concerns; the impact of the global financial crisis on our business and financial condition and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
Consolidated Statements of Earnings
(Condensed and unaudited)	2008	2007	2008	2007

Net sales	$958,839	$844,938	$2,696,558	$2,282,943
Delivery revenues	54,510	59,928	155,681	187,954
Total revenues	1,013,349	904,866	2,852,239	2,470,897

Cost of goods sold	757,993	567,546	2,096,036	1,553,123
Delivery costs	54,510	59,928	155,681	187,954
Cost of revenues	812,503	627,474	2,251,717	1,741,077

Gross profit	200,846	277,392	600,522	729,820
Selling, administrative and general expenses	76,364	66,398	253,721	212,108
Gain on sale of property, plant & equipment and businesses, net	2,247	5,543	86,690	56,782
Other operating (income) expense, net	(1,574)	2,236	243	5,814
Minority interest in losses of a consolidated subsidiary	-	-	283	-
Operating earnings	128,303	214,301	433,531	568,680

Other income (expense), net	(3,825)	(1,590)	(3,034)	(502)
Interest income	955	645	2,624	3,084
Interest expense	44,579	6,499	126,230	21,224
Earnings from continuing operations before income taxes	80,854	206,857	306,891	550,038
Provision for income taxes	21,038	62,929	91,365	173,091
Earnings from continuing operations	59,816	143,928	215,526	376,947
Loss on discontinued operations, net of tax	(766)	(8,515)	(1,788)	(10,650)
Net earnings	$59,050	$135,413	$213,738	$366,297
Basic earnings (loss) per share:
Earnings from continuing operations	$0.54	$1.50	$1.97	$3.95
Discontinued operations	-	(0.09)	(0.02)	(0.11)
Net earnings per share	$0.54	$1.41	$1.95	$3.84

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.54	$1.47	$1.94	$3.85
Discontinued operations	(0.01)	(0.09)	(0.01)	(0.11)
Net earnings per share	$0.53	$1.38	$1.93	$3.74

Weighted-average common shares outstanding:
Basic	110,114	95,763	109,565	95,507
Assuming dilution	111,270	97,888	110,837	97,988
Cash dividends declared per share of common stock	$0.49	$0.46	$1.47	$1.38
Depreciation, depletion, accretion and amortization from continuing operations	$98,716	$66,366	$291,491	$191,071
Effective tax rate from continuing operations	26.0%	30.4%	29.8%	31.5%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2008	2007	2007

Assets
Cash and cash equivalents	$90,969	$34,888	$31,079
Medium-term investments	36,992	-	-
Accounts and notes receivable:
Accounts and notes receivable, gross	526,933	427,876	457,325
Less: Allowance for doubtful accounts	(7,738)	(6,015)	(3,302)
Accounts and notes receivable, net	519,195	421,861	454,023
Inventories:
Finished products	294,746	286,591	232,250
Raw materials	33,147	28,330	10,835
Products in process	4,832	4,115	1,747
Operating supplies and other	39,356	37,282	21,690
Inventories	372,081	356,318	266,522
Deferred income taxes	63,370	44,210	30,402
Prepaid expenses	42,938	40,177	39,364
Assets held for sale	-	259,775	-
Total current assets	1,125,545	1,157,229	821,390
Investments and long-term receivables	25,003	25,445	5,069
Property, plant and equipment:
Property, plant and equipment, cost	6,121,159	5,805,789	4,203,952
Less: Reserve for depr., depl., & amort	(2,401,074)	(2,185,695)	(2,151,182)
Property, plant and equipment, net	3,720,085	3,620,094	2,052,770
Goodwill	3,899,517	3,789,091	650,205
Other assets	356,970	344,511	205,074
Total assets	$9,127,120	$8,936,370	$3,734,508

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$344,753	$35,181	$562
Short-term borrowings	1,163,500	2,091,500	147,775
Trade payables and accruals	217,596	219,548	161,385
Other current liabilities	176,974	175,649	145,850
Liabilities of assets held for sale	-	6,309	-
Total current liabilities	1,902,823	2,528,187	455,572
Long-term debt	2,168,807	1,529,828	321,227
Deferred income taxes	684,098	671,518	299,611
Other noncurrent liabilities	428,284	446,827	358,430
Minority interest	410	410	-
Total liabilities	5,184,422	5,176,770	1,434,840
Shareholders' equity:
Common stock, $1 par value	110,146	108,234	139,705
Capital in excess of par value	1,724,343	1,607,865	254,271
Retained earnings	2,134,748	2,083,718	3,215,846
Accumulated other comprehensive loss	(26,539)	(40,217)	(17,995)
Treasury stock at cost	-	-	(1,292,159)
Shareholders' equity	3,942,698	3,759,600	2,299,668
Total liabilities and shareholders' equity	$9,127,120	$8,936,370	$3,734,508

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2008	2007

Operating Activities
Net earnings	$213,738	$366,297
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	291,491	191,071
Net gain on sale of property, plant & equipment and businesses	(86,690)	(56,782)
Contributions to pension plans	(2,419)	(1,262)
Share-based compensation	14,383	12,595
Increase in assets before initial effects of business acquisitions and dispositions	(106,812)	(154,195)
Increase (decrease) in liabilities before initial effects of business acquisitions and dispositions	(845)	48,663
Other, net	2,765	14,926
Net cash provided by operating activities	325,611	421,313

Investing Activities
Purchases of property, plant and equipment	(342,254)	(351,486)
Proceeds from sale of property, plant & equipment	16,797	61,114
Proceeds from sale of businesses	225,783	30,560
Payment for businesses acquired, net of acquired cash	(79,113)	(58,861)
Reclassification from cash equivalents to medium-term investments	(36,992)	-
(Increase) decrease in investments and long-term receivables	(341)	1,595
Proceeds from loan on life insurance policies	28,646	-
Withdrawal from nonconsolidated companies, net	650	-
Other, net	4,476	1,706
Net cash used for investing activities	(182,348)	(315,372)

Financing Activities
Net short-term payments	(928,000)	(51,125)
Payment of short-term debt and current maturities	(565)	(552)
Proceeds from issuance of long-term debt, net of discounts	949,078	-
Debt issuance costs	(5,633)	-
Settlements of forward starting swaps	(32,474)	-
Purchases of common stock	-	(4,800)
Proceeds from issuance of common stock	55,072	-
Dividends paid	(160,816)	(131,559)
Proceeds from exercise of stock options	27,819	33,804
Excess tax benefits from share-based compensation	8,452	24,140
Other, net	(115)	-
Net cash used for financing activities	(87,182)	(130,092)

Net increase (decrease) in cash and cash equivalents	56,081	(24,151)
Cash and cash equivalents at beginning of year	34,888	55,230
Cash and cash equivalents at end of period	$90,969	$31,079

Table D
Segment Financial Data and Unit Shipments
		(Amounts in thousands, except per unit data)
		Three Months Ended		Nine Months Ended
		September 30		September 30
		2008	2007	2008	2007
	Total Revenues
	Aggregates (a)	$661,960	$672,571	$1,877,269	$1,836,105
	Asphalt mix and Concrete (b)	340,678	203,864	932,680	533,570
	Cement (c)	25,605	-	85,854	-
	Intersegment sales	(69,404)	(31,497)	(199,245)	(86,732)
	Total net sales	958,839	844,938	2,696,558	2,282,943
	Delivery revenues	54,510	59,928	155,681	187,954
	Total revenues	$1,013,349	$904,866	$2,852,239	$2,470,897

	Gross Profit
	Aggregates	$185,175	$238,146	$529,948	$636,421
	Asphalt mix and Concrete	12,697	39,246	56,037	93,399
	Cement	2,974	-	14,537	-
	Total gross profit	$200,846	$277,392	$600,522	$729,820

	Unit Shipments
	Aggregates
	Customer tons	51,734	60,330	148,135	166,358
	Internal tons (d)	3,719	3,173	12,606	8,291
	Aggregates - tons	55,453	63,503	160,741	174,649

	Asphalt mix - tons	2,881	3,247	7,510	7,892

	Ready-mixed concrete - cubic yards	1,678	475	4,998	1,565

	Cement
	Customer tons	132	-	479	-
	Internal tons (d)	115	-	356	-
	Cement - tons	247	-	835	-

	Average Unit Sales Price (including internal sales)
	Aggregates (freight-adjusted) (e)	$9.96	$9.43	$10.00	$9.34
	Asphalt mix	$58.68	$49.57	$54.28	$48.62
	Ready-mixed concrete	$96.89	$96.45	$97.78	$95.53
	Cement	$96.76	$-	$97.15	$-

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes asphalt mix, ready-mixed concrete, concrete block, precast and prestressed concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)

Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30 is summarized below (amounts in thousands):
	2008	2007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$109,724	$15,664
Income taxes	92,554	145,013

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant and equipment	29,883	26,340
Carrying value of noncash assets and liabilities exchanged	42,974	-
Debt issued for purchases of property, plant and equipment	389	15
Proceeds receivable from exercise of stock options	8,184	16
Fair value of stock issued in business acquisitions	25,023	-

Table F

Reconciliation of Non-GAAP Performance Measures

		(Amounts in thousands, except per share data)

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2008	2007	2008	2007

	GAAP earnings from continuing operations before income taxes	$ 80,854	$ 206,857	$ 306,891	$ 550,038
	Gain on sale of California real estate, net (1)	-	943	-	(40,966)
	Gain on sale of required divestitures, net (2)	-	-	(73,847)	-
	Gain from adjustment in the carrying value of the ECU earn-out (3)	-	-	-	(1,929)
	SAG expense attributable to donations of real estate (4)	-	-	5,769	-
	Gain from donations of real estate (4)	-	-	(5,690)	-
	Earnings from continuing operations before income taxes, as adjusted (6)	$ 80,854	$ 207,800	$ 233,123	$ 507,143

	GAAP diluted earnings per share from continuing operations	$ 0.54	$ 1.47	$ 1.94	$ 3.85
	After-tax gain per diluted share resulting from sale of California real estate, net (1)	-	0.01	-	(0.25)
	After-tax gain per diluted share resulting from sale of required divestitures, net (2)	-	-	(0.40)	-
	After-tax gain per diluted share resulting from the adjustment in the carrying value of the ECU earn-out (3)	-	-	-	(0.01)
	Income tax expense on divested Florida Rock assets (5)	-	-	0.06	-
	Earnings per share from continuing operations, net of tax, as adjusted (6)	$ 0.54	$ 1.48	$ 1.60	$ 3.59

(1)

In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(2)

During the second quarter of 2008, the Company recognized a $74 million pretax gain from the sale of an aggregates production facility and a greenfield (undeveloped) aggregates site owned by Vulcan prior to the acquisition of Florida Rock. The Company was required to divest these assets as a condition for approval by the Antitrust Division of the U.S. Department of Justice of our acquisition of Florida Rock.

(3)

In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the Company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. The amount presented in the table above for 2007 reflects the change to the fair value of the ECU derivative, which was recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4)

During the second quarter of 2008, the Company donated certain real estate properties with an aggregate fair value of $5.8 million. Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made," requires that the fair value of donated property be recognized as an expense in the period the donation is made. We classify expense referable to donated real estate property in selling, administrative and general (SAG) expense. The difference between the fair value of the real estate property donated and its carrying value is recorded as a gain or loss on the sale or disposition of property, plant and equipment, net. Accordingly, during the second quarter of 2008, we recognized a $5.8 million charge to SAG expense equal to the fair value of the donated property and a $5.7 million gain related to the donation for the difference between the property fair values and carrying values.

(5)

On November 16, 2007, the Company acquired 100% of the outstanding common stock of Florida Rock Industries, Inc. In connection with the acquisition, the Company was required by the Antitrust Division of the U.S. Department of Justice to divest of certain Florida Rock and Vulcan assets. For book purposes, the Florida Rock assets were recorded at their estimated fair values through purchase accounting, including approximately $18 million in nondeductible goodwill. As a result, there was no pretax gain or loss recognized on the sale of these assets. However, Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” prohibits recognizing a deferred tax liability related to goodwill for which amortization is not deductible for tax purposes. Therefore, the income tax related to the gain associated with the goodwill at these sites could not be recognized as a deferred tax liability through purchase accounting, but rather was recognized as a current charge to income tax expense.

(6)

The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business. These measures provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Table G

Reconciliation of Non-GAAP Measures
EBITDA Reconciliations

	(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

Net cash provided by operating activities	$144,190	$203,376	$325,611	$421,313
Changes in operating assets and liabilities before initial effects of business acquisitions and dispositions	25,050	11,272	107,657	105,532
Other items, net	(11,474)	(12,869)	71,961	30,523
Discontinued operations, net of tax	766	8,515	1,788	10,650
Income tax expense	21,038	62,929	91,365	173,091
Interest expense, net	43,624	5,854	123,606	18,140

EBITDA	$223,194	$279,077	$721,988	$759,249

Reconciliation of Operating Earnings to EBITDA

Operating earnings	$128,303	$214,301	$433,531	$568,680
Other income (expense), net	(3,825)	(1,590)	(3,034)	(502)
EBIT	124,478	212,711	430,497	568,178
Depreciation, depletion, accretion and amortization from continuing operations	98,716	66,366	291,491	191,071

EBITDA	$223,194	$279,077	$721,988	$759,249

EBITDA and Earnings Per Share (EPS) Bridge		EBITDA	EPS
		(millions)	(diluted)

Third Quarter Continuing Operations - 2007 Actual		$279	$1.47

Increase / (Decrease) due to:
Aggregates:
Volumes		(48)	(0.36)
Selling prices		26	0.19
Costs		(14)	(0.10)
Asphalt mix and Concrete		(15)	(0.11)
Cement		7	0.05
Selling, administrative and general expenses		(10)	(0.06)
Depreciation, depletion, accretion and amortization		n/a	(0.20)
Interest expense, net		n/a	(0.23)
Additional shares outstanding and other		(2)	(0.11)

Third Quarter Continuing Operations - 2008 Actual		$223	$0.54

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. This financial metric is often used by the investment community as one indicator of a company’s ability to incur and service debt. EBITDA is not defined by generally accepted accounting principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

EBITDA is presented for the convenience of investment professionals that use this metric in their analysis and to provide the Company's shareholders an understanding of one metric management uses to assess performance. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren, 205-298-3220
or
Media Contact:
David Donaldson, 205-298-3220